==============================================================================





                            ASSET PURCHASE AGREEMENT



                            Dated as of June 30, 1996



                                     Between



                         HOTEL INFORMATION SYSTEMS, INC.



                                       and



                             MAI SYSTEMS CORPORATION






===========================================================================

                                TABLE OF CONTENTS







                                    ARTICLE I

                           Acquisition and Disposition                   Page

  1.1.     Transfer of Assets............................................  1
  1.2.     Excluded Assets...............................................  4
  1.3.     Assumed Liabilities...........................................  5
  1.4.     Non-Assumed Liabilities.......................................  7
  1.5.     Sales and Transfer Taxes......................................  8

                                ARTICLE II

                 Transfer of Assets; Delivery of Documents

  2.1.     Consideration for Assets......................................  9
  2.2.     The Consideration Shares......................................  9
  2.3.     Delivery of Assets............................................  9
  2.4.     Delivery of Other Documents...................................  9
  2.5.     Preliminary Closing Balance Sheet; Final
           Closing Balance Sheet; Adjustments to
           Consideration Shares............................................10

                                   ARTICLE III

                      Representations and Warranties

  3.1.     Representations and Warranties of the
           Company........................................................ 12

           (a)      Corporate Organization and Qualifica-
                    tion.................................................. 12
           (b)      Authorized Capital of Acquired
                    Subsidiaries.......................................... 13
           (c)      Corporate Authority................................... 13
           (d)      Governmental Filings; No Violations................... 15
           (e)      Financial Statements.................................. 15
           (f)      Absence of Certain Changes............................ 15
           (g)      Title to Assets; Leaseholds........................... 16
           (h)      Compliance with Laws.................................. 17
           (i)      Proprietary Rights.................................... 17
           (j)      Contracts............................................. 18
           (k)      Employee Matters...................................... 18
           (l)      Employee Benefits and Obligations..................... 19
           (m)      Litigation and Liabilities............................ 20

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                                                                         Page

           (n)      Brokers and Finders................................... 20
           (o)      Environmental Matters................................. 20
           (p)      Taxes................................................. 21
           (r)      Accounts Receivable and Payable....................... 22
           (s)      Condition of the Assets............................... 22
           (t)      Bankruptcy Proceedings................................ 22
           (u)      Customers and Suppliers............................... 23
           (v)      No Misstatements or Omissions......................... 23
           (w)      Investment............................................ 23
           (x)      Software License Contracts............................ 23

  3.2.     Representations and Warranties of the
                    Purchaser............................................. 24
           (a)      Corporate Organization and
                    Qualification......................................... 24
           (b)      Corporate Authority................................... 24
           (c)      Governmental Filings; No Violations................... 24
           (d)      Purchaser Reports..................................... 25
           (e)      Capitalization........................................ 25
           (f)      Absence of Material Adverse Change.................... 25


                                 ARTICLE IV

                                 Covenants

  4.1.     Interim Operations of the Company.............................. 26
  4.2.     Acquisition Proposals.......................................... 27
  4.3.     Filings; Other Action.......................................... 28
  4.4.     Access......................................................... 29
  4.5.     Notification of Certain Matters................................ 29
  4.6.     Publicity...................................................... 30
  4.7.     Employees...................................................... 30
  4.8.     Agreement Not to Compete....................................... 31
           (a)      Agreement............................................. 31
           (b)      No Solicitation....................................... 31
           (c)      Separate Covenants.................................... 32
           (d)      Reformation........................................... 32
  4.9.     Bulk Transfer or Sales......................................... 32
  4.10.    Corporate Name................................................. 33
  4.11.    Covenants of the Purchaser..................................... 33
  4.12.    Insurance Policies............................................. 34

                                    ARTICLE V

                           Closing; Closing Conditions

  5.1.     Closing........................................................ 34
  5.2.     Conditions to Obligations of the Purchaser..................... 34
           (a)      Governmental Consents................................. 34

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                                                                         Page

           (b)      Litigation............................................ 35
           (c)      Compliance; Consents.................................. 35
           (d)      Other Obligations..................................... 35
           (e)      Financial Statements and Other........................ 35
           (f)      Preliminary Closing Balance Sheet..................... 35
           (g)      No Material Adverse Change............................ 36

  5.3.     Conditions to Obligations of the Company....................... 36

           (a)      Governmental Consents................................. 36
           (b)      Order................................................. 36
           (c)      Compliance............................................ 36
           (d)      Other Obligations..................................... 37
           (e)      American Stock Exchange............................... 37
           (f)      Tax Opinion........................................... 37

                                ARTICLE VI

                             Indemnification

  6.1.    The Company's Indemnification.................................. 37
  6.2.    The Purchaser's Indemnification................................ 37
  6.3.    Indemnification Procedure...................................... 37
  6.4.    Minimum Claims................................................. 38
  6.5.    Consideration Shares........................................... 38
  6.6.    Exclusive Remedy............................................... 39

                                   ARTICLE VII

                                   Termination

  7.1.     Termination by Mutual Consent................................. 39
  7.2.     Termination by Either the Purchaser or the
           Company....................................................... 39
  7.3.     Termination by the Purchaser.................................. 39
  7.4.     Termination by the Company.................................... 39
  7.5.     Effect of Termination and Abandonment......................... 40

                               ARTICLE VIII

                        Miscellaneous and General

  8.1.     Payment of Expenses........................................... 40
  8.2.     Survival...................................................... 40
  8.3.     Amendment; Waiver............................................. 40
  8.4.     Counterparts.................................................. 41
  8.5.     GOVERNING LAW................................................. 41
  8.6.     Notices....................................................... 41
  8.7.     Entire Agreement, etc......................................... 42
  8.8.     Captions...................................................... 42

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Annexes

A        Definitions
B        Form of Escrow Agreement
C        Form of Put/Call and Registration Rights Agreement
D        Form of Consulting Agreement
E        Form of Non-Competition Agreement
F        Form of Opinion of Counsel to Company
G        Form of Opinion of Foreign Counsel to Company
H        Form of Restrictive Legends
I        Form of Power of Attorney
J        Interim Balance Sheet
K        Form of Employee Services Agreement

Schedules

1.1(g)   Acquired Subsidiaries
1.3(a)   Assumed Current Liabilities
1.3(e)   Other Liabilities
1.3(f)   Other Liabilities -- Schedule to be provided later
3.1      Exception Schedule
3.1(d)   Consents -- Schedule to be provided later
3.1(g)   Leases
3.1(i)   Proprietary Rights
3.1(j)   Contracts
3.1(k)   Employees
3.1(l)   Employee Benefit Plans
3.1(m)   Litigation and Liabilities
3.1(p)   Asset Tax Basis -- Schedule to be provided later
3.1(q)   Insurance -- Schedule to be provided later
3.1(u)   Customers and Suppliers

                  ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of June 30, 1996, between Hotel Information Systems, Inc., a California corporation (the "Company"), and MAI Systems Corporation, a Delaware corporation (the "Purchaser").


                                    RECITALS

     WHEREAS, the Company is the owner of certain assets, more particularly described in this Agreement, used by it in the business of software design, engineering and service relating to hotel information systems;

     WHEREAS, the Purchaser wishes to purchase those assets and is willing to assume certain associated obligations and the Company is willing to sell those assets on the terms and conditions set forth herein;

     WHEREAS,   the  Company   and  the   Purchaser   desire  to  make   certain
representations, warranties, covenants and agreements in connection with this Agreement and the Ancillary Agreements; and

     WHEREAS,
capitalized terms used herein shall have the meanings set forth in Annex A.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                           Acquisition and Disposition

     1.1. Transfer of Assets. On the terms and conditions contained in this Agreement, the Company shall at the Closing convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall acquire and receive and become the owner of (such acquisition and disposition, the "Sale"), all of the assets, properties and rights owned and used or held for use by the Company other than the Excluded Assets (collectively, the "Assets"). The Assets shall include (i) all assets (other than the Excluded Assets) of the Company reflected in the Final Closing Balance Sheet, (ii) the stock of the Acquired Subsidiaries to the extent set forth in Section 1.1(g) below and Schedule 1.1(g) and (iii) all other assets (other than the Excluded Assets) owned and used by the Company in its business and operations, including (whether or not reflected in the Final Closing Balance Sheet) the Company's entire right, title and interest in and to the following, as applicable, as the same shall exist on the Closing Date: (a) all cash and cash equivalents held by the Company other than as set forth in
Section 1.2(a);

                  (b) all trade accounts, notes and Contract receivables, including, without limitation, the intercompany receivables (the "Intercompany Receivables"), of the Company it being understood and agreed that the Purchaser shall have the right and authority to collect for its own account all such receivables and to endorse with the name of the Company any checks received on account of any such receivables;

                  (c) all inventories of finished goods, work in process, materials, stores, replacements, spare and component parts, office and operating supplies, samples and packaging materials;

                  (d)        all prepaid assets, including travel
                             advances, customer reimbursable costs,
                             deposits and other prepaid assets;

                  (e)        all furniture, fixtures, equipment and
                             computer software;

                  (f) all other property, plant and equipment and assets, including prepaid royalties and deposits;

                  (g) the stock of the subsidiaries listed on Schedule 1.1(g) (the "Acquired Subsidiaries"), provided that the Purchaser shall only acquire, directly, the stock of those subsidiaries so listed that is directly owned by the Company;

                  (h) all rights under any partially or totally executory contracts, Leases, equipment leases, notes, indentures, mortgages, distribution agreements, licenses, franchises, purchase orders and any other agreements and commitments currently pertaining to the business and operations of the Company (but not including any contracts relating to the Employees or individual independent contractors of the Company or to the shareholders or securityholders of the Company except to the extent specifically set forth in this Agreement) or (as an indirect acquisition to the extent contemplated by subsection (g) above) any Acquired Subsidiary (collectively, "Contracts") subject in each case to the terms, covenants, conditions and provisions of such Contracts;

                  (i) the Proprietary Rights, including the name "Hotel Information Systems", set forth on Schedule 3.1(i) and any copies thereof and goodwill and documentation associated therewith or related thereto;

                  (j) all know-how, trade secrets, processes, shop rights, technologies, discoveries, unpatented inventions, formulae and procedures (collectively, "Intellectual
                             Property") used in the business and
                             operations of the Company or (as an indirect acquisition to the extent contemplated by subsection (g) above) any Acquired Subsidiary, including goodwill and documentation associated with or relating to any of the foregoing;

                  (k) any claims, demands, causes of action, judgments and pending litigation where the Company is a claimant, plaintiff, judgment creditor or beneficiary that do not arise out of or relate to a Non-Assumed Liability; provided, however, that nothing in this clause (k) shall modify or affect the terms of Sections 1.3 or 1.4 hereof;

                  (l) to the extent permitted by law, all permits, governmental licenses, approvals and quali-fications of the Company; provided that the Company may retain business licenses so long as such licenses are required in connection with the Company's business after the Closing, but thereafter such items shall be transferred to the Purchaser to the extent it shall reasonably request;

            (m) all marketing records, customer lists, warranty records, sales records, licensing records, sales literature, electronic data processing programs and accounting records and documents which support or relate to the Assets and Assumed Liabilities, including computer software, transfer of leases for such software or where applicable a waiver of any fee associated with software developed, used or assigned by the Company where the Company has such rights to assign or transfer;

                  (n) all personnel records, payroll records, correspondence, books, files and other records relating to Employees of the Acquired Subsidiaries and Employees of the Company hired by the Purchaser on or after the Closing Date;

                  (o) all insurance policies owned by the Company that relate to the Assets or Assumed
                             Liabilities; and

                  (p) all other assets owned by or used in the business and operations of the Company except for Excluded Assets.

                  1.2. Excluded Assets. The Company shall retain and not transfer, and the Assets do not include, any of the following assets (the "Excluded Assets") pertaining to the
Company:

                  (a) up to $859,770 in cash and cash equivalents held by the Company (any cash and cash equivalents of the Acquired Subsidiaries are not part of the Excluded Assets);

                  (b)        all deferred income tax assets;

                  (c) three policies of "key man" life insurance that are owned by the Company; and, for the limited period mentioned below, all insurance policies owned by the Company that relate to Employees (the Company shall retain such insurance policies that relate to Employees so long as such insurance policies are needed in connection with the Company's business after the Closing, but thereafter such insurance policies shall be transferred to the Purchaser to the extent it shall reasonably request);

                  (d) any refunds and rights to receive refunds of Taxes to the extent such refunds are not reflected on the Final Closing Balance Sheet;

                  (e) any refunds and rights to receive refunds of workers' compensation insurance to the extent such refunds are not reflected on the Final Closing Balance Sheet;

                  (f) all assets owned by customers of the Company or other third parties, except to the extent of any right or interest (or claim of right or interest) therein of the Company existing at the Closing Date; and

                  (g) the stock of any subsidiary of the Company that is not an Acquired Subsidiary.

     1.3. Assumed Liabilities. On the terms and conditions contained in this Agreement, the Purchaser shall at the Closing assume, pay, perform and discharge the following liabilities (collectively, the "Assumed Liabilities"):

                  (a) the current liabilities of the Company set forth on Schedule 1.3(a); provided that the Company may provide a substitute Schedule 1.3(a) immediately prior to the Closing which the Purchaser will accept, so long as any changed items thereon represent only current liabilities for sums certain that were incurred in the ordinary course of business of the Company; provided further that such Schedule 1.3(a) shall be further modified to reflect any revisions reflected on the Final Closing Balance Sheet so long as any changed liabilities thereon represent only current liabilities for sums certain that were incurred in the ordinary course of busiess of the Company (collectively, the "Assumed Current Liabilities");

                  (b) all deferred revenues set forth on Schedule 1.3(a), as substituted and/or revised pursuant to Section 1.3(a);

                  (c)        all intercompany payables set forth on
                             Schedule 1.3(a), as substituted and/or
                             revised pursuant to Section 1.3(a)
                             (collectively, the "Intercompany Payables");

                  (d) all obligations under the Innovations Note and the Sanford Note set forth on Schedule 1.3(a), as substituted and/or revised pursuant to Section 1.3(a);

                  (e) the liabilities set forth on Schedule 1.3(e), provided that the Company may provide a substitute Schedule 1.3(e) immediately prior to the Closing which the Purchaser will accept, so long as any changed items thereon represent only liabilities for sums certain that were incurred in the ordinary course of business of the Company and the sum certain of such liabilities does not exceed $836,675 (collectively, the "Other Liabilities");

                  (f) the liabilities of the Company set forth on a Schedule 1.3(f) provided by the Company immediately prior to the Closing which the Purchaser shall accept, so long as the items thereon represent only liabilities for sums certain that were incurred in the ordinary course of business of the Company and the total thereof does not exceed $2,000,000, and otherwise the Purchaser may accept or reject any items on such Schedule 1.3(f) in its sole discretion; provided any liabilities on such Schedule 1.3(f) shall reduce the value on which the number of Put/Call Consideration Shares to be delivered to the Company is based by the total of the sums certain of such liabilities;

                  (g) accrued vacation of Leased Employees that are hired by the Company after the Closing Date;

                  (h) all liabilities, duties or obligations to customers under any product liability, breach of warranty or maintenance claim, express or implied, arising out of or relating to any defect or damage, or alleged defect or damage, in engineering, development, design, programming, tooling, manufacturing, installation, packaging or shipping of any product, software, Proprietary Right or Intellectual Property of the Company and which is or becomes part of the Assets or of any Acquired Subsidiary that arose in the ordinary course of business (it being understood that, among other things, that claims for consequential damages are not in the ordinary course of business); and

                  (i) all unperformed and unfulfilled obligations of the Company to be performed or fulfilled subsequent to the Closing under the Contracts; provided, however, that the Purchaser shall not assume any obligations arising as a result of any breach by the Company of such Contracts, unless such breach relates to the completion of work on a timely basis and such breach can be remedied by completing such work or by providing a reasonable non-monetary adjustment or credit.

     1.4. Non-Assumed Liabilities. Except for the Assumed Liabilities to be assumed, paid, performed and discharged by the Purchaser, neither the Purchaser nor any of its affiliates, successors or assigns shall assume or have any responsibility for any liability, duty, obligation or commitment of any nature, whether accrued, contingent, matured, unmatured or otherwise, of the Company (the "Non- Assumed Liabilities"), and the Company shall retain all such Non-Assumed Liabilities. Without limitation of the generality of the foregoing, Non-Assumed Liabilities shall include:

                    (a) all current liabilities of the Company other than the Assumed Current Liabilities;

                    (b) all Employee Benefits and Obligations other than accrued vacation specifically assumed pursuant to Section 1.3(g);

                    (c) all accrued interest other than accrued interest specifically assumed pursuant to
                           Section 1.3(e) or (f);

                    (d)    all short term borrowings and other obligations other
                           than  short  term  borrowings   specifically  assumed
                           pursuant to Section 1.3(a), (c), (d), (e) or (f);

                    (e) all federal, state, local or foreign taxes, duties, imposts, fees and other governmental charges, including penalties and interest in respect thereof, whether due or to become due and whether or not contested (collectively, "Taxes"), (A) of the Company, (B) relating or attributable to the Assets for any period prior to and including the Closing Date,
                           (C) of any member of any "affiliated group"
                           (within the meaning of Section 1504 of the Code) to which the Company has at any time belonged or (D) of any other member of a group of which the Company has at any time been a member which files foreign, federal, state or local Tax returns on a consolidated, combined or unitary basis;

                    (f) all other liabilities, duties and obligations relating to the Excluded Assets; and

                    (g) (i) all liabilities, duties and obligations under any product liability, breach of warranty or maintenance claim not specifically assumed pursuant to Section 1.3(h), including, without limitation, claims for consequential damages and (ii) all obligations under the Contracts not specifically assumed pursuant to Section 1.3(i); provided, however, that the Purchaser agrees to use its best efforts to resolve or remedy any such liabilities, duties or obligations for the account and at the expense of the Company (but the Purchaser will only do so after receiving instructions from the Company to do so and only after obtaining the Company's prior approval for any obligation or expense incurred for which the Company may be liable); provided, further, that any expenses or liabilities incurred by the Purchaser pursuant to this
                           Section 1.4(g) are not subject to the
                           limitation set forth in Section 6.4.

     1.5. Sales and Transfer Taxes. The Company shall pay all sales and transfer Taxes, if any, relating to the transfer to the Purchaser of any Assets and shall be responsible for preparing and timely filing and paying any such Taxes. The Company shall provide to the Purchaser sufficient evidence that any returns required to be filed have been filed and that the amount of transfer Taxes reflected thereon has been remitted to the appropriate taxing authorities. The Purchaser shall reimburse the Company for the payment of such sales and transfer taxes in an amount not to exceed $20,000.


                                   ARTICLE II

                    Transfer of Assets; Delivery of Documents

     2.1. Consideration for Assets. At Closing, the Purchaser shall issue to the Company the following: (a) A number of shares of Common Stock (the "Ordinary Consideration Shares") equal in value to $4,600,000 (497,298 shares at the Per Share Price) based on the Per Share Price, rounded up to the nearest whole share. (b) A number of shares of Common Stock (the "Put/Call Consideration Shares" and, together with the Ordinary Consideration Shares, the "Consideration Shares") equal in value to $6,300,000 (681,082 shares at the Per Share Price) (subject to reduction in an amount equal to the sum certain of the liabilities set forth on Schedule 1.3(f)) based on the Per Share Price, rounded up to the nearest whole share. 2.2. The Consideration Shares. (a) The Consideration Shares will be delivered to the Escrow Agent to be held in escrow subject to the terms and conditions of the Escrow Agreement, the Put/Call and Registration Rights Agreement and this Agreement. (b) The restrictive legends set forth in Annex H will be printed on the certificates for the Consideration Shares. 2.3. Delivery of Assets. At Closing, the Company shall deliver to the Purchaser executed instruments of conveyance and assignment, transferring and assigning to the Purchaser all of the Company's right, title and interest in the Assets, in form and substance satisfactory to the Purchaser, and physical possession of the stock certificates representing the capital stock of the Acquired Subsidiaries and all other Assets capable of such delivery (provided that all software that is included in the Assets shall be transferred to the Purchaser by means of electronic transmission). 2.4. Delivery of Other Documents. The Company shall also deliver to the Purchaser at the Closing:

                  (a) Executed copies of the Ancillary Agreements (other than the Confidentiality Agreement);

                  (b)      Executed copies of a Non-Competition
Agreement with Robert S. Sanford;

                  (c) Opinion of counsel to the Company, dated the Closing Date, substantially in the form of Annex F;

                  (d) Opinions of foreign counsel to the Company, dated the Closing Date, substantially in the form of Annex G, with respect to each Acquired Subsidiary that was directly owned by the Company prior to the Closing;

                  (e) The power of attorney referred to in Section 4.3, substantially in the form of Annex I; and

                  (f) Such certificates and other documents as may be reasonably requested by the Purchaser or as may be required to be delivered by this Agreement or the Ancillary Agreements or whose delivery is required to satisfy the conditions herein or therein expressed.

                  2.5. Preliminary Closing Balance Sheet; Final Closing Balance Sheet; Adjustments to Consideration Shares.

     (a) Preliminary Closing Balance Sheet. Two business days prior to the Closing Date, the Company shall deliver to the Purchaser an estimated consolidated balance sheet of the Company and its subsidiaries as of the Closing Date (the "Preliminary Closing Balance Sheet"), which shall identify the amount of the Company's Current Assets, Assets, Assumed Current Liabilities and Assumed Liabilities set forth on such balance sheet and be certified as a reasonable estimate by Dennis Rowland, and be accompanied by a certification by Robert S. Sanford that he has no reason to believe that it is not a reasonable estimate. If (i) the Current Ratio and Net Current Assets on the Preliminary Closing Balance Sheet (after giving effect to any adjustment pursuant to Section 1.3(f)) are not greater than or equal to the Current Ratio (1.483 to 1.0) and Net Current Assets ($2,758,225) on the Interim Balance Sheet or (ii) Net Worth on the Preliminary Closing Balance Sheet is not greater than or equal to Net Worth (negative $5,562,359) on the Interim Balance Sheet, the Company and the Purchaser shall mutually agree on appropriate revisions to Current Assets, Assets, Assumed Current Liabilities, Assumed Liabilities or the Consideration Shares to be delivered or assumed at Closing.

     (b) Final Closing Balance Sheet. (i) As promptly as is reasonably practicable following the Closing

     Date, there shall be prepared under the joint supervision and oversight of representatives of the Purchaser and the Company, a consolidated balance sheet of the Company and its subsidiaries as of the Closing Date (the "Closing Balance Sheet"), which shall identify the amount of the Company's Current Assets, Assets, Assumed Current Liabilities and Assumed Liabilities set forth on such balance sheet. The Closing Balance Sheet shall be mutually agreed upon by the Purchaser and the Company. If no such mutual agreement is reached within 60 days after the Closing Date, the Purchaser and the Company shall mutually agree upon (or, if they are unable so to agree within five business days, shall instruct their independent certified public accountants to select within five business days) and engage a nationally recognized firm of U.S. certified public accountants independent with respect to the Purchaser and the Company to analyze the Closing Balance Sheet. Upon such engagement, the Purchaser and the Company each shall provide to such firm its calculation of Current Assets, Assets, Assumed Current Liabilities and Assumed Liabilities. The Purchaser and the Company shall each, and shall each use all reasonable efforts to cause its accountants to, make readily available to such firm any relevant books and records and work papers prepared by it or its affiliates relating to the Closing Balance Sheet or calculations of the amounts of Current Assets, Assets, Assumed Current Liabilities and Assumed Liabilities requested by such firm to undertake such analysis. Such firm shall be instructed to complete such analysis within thirty business days from the date of their engagement. Upon completion of such analysis, such firm shall be instructed to (A) review each of the revisions to Current Assets, Assets, Assumed Current Liabilities and Assumed Liabilities proposed by the Company or the Purchaser and determine whether such revision is necessary or appropriate in order that the Closing Balance Sheet present fairly the Current Assets, Assets, Assumed Current Liabilities and Assumed Liabilities of the Company as of the Closing Date in accordance with generally accepted accounting principles, consistently applied ("GAAP") on the basis of procedures consistent in all material respects with the procedures, methods and accounting principles used by the Company to prepare its Audited Balance Sheet, (B) recompute Current Assets, Assets, Assumed Current Liabilities and Assumed Liabilities included on such Closing Balance Sheet on the basis of such determination and (C) inform the Company and the Purchaser of each such re-computation. The Closing Balance Sheet, the amount of Current Assets, Assets, Assumed Current Liabilities and Assumed Liabilities, as agreed to by the Purchaser and the Company or, as the case may be, as determined by the aforementioned accounting firm pursuant to this paragraph (i) are herein referred to respectively as the "Final Closing Balance Sheet," "Final Current Assets," "Final Assets," "Final Assumed Current Liabilities" and "Final Assumed Liabilities." Also, Final Net Current Assets and Final Net Worth shall be determined based on the foregoing.

     (ii) The Company and the Purchaser shall each bear and pay one-half of the fees and disbursements of such accounting firm in connection with its analysis.

     (c) Adjustments to Consideration Shares. Within five business days after the determination of the Final Closing Balance Sheet, and Final Net Current Assets and Final Net Worth, pursuant to the procedures set forth in Section 2.5(b) hereof, if (A) Final Net Current Assets or Final Net Worth is less than Net Current Assets or Net Worth, respectively, based on the Preliminary Closing Balance Sheet (after giving effect to any adjustments under Section 1.3(f) or 2.5(a)), and (B) Final Net Current Assets or Final Net Worth is also less than Net Current Assets ($2,758,225) or Net Worth (negative $5,562,359), respectively, in each case subject to adjustment pursuant to Sections 1.3(f), based on the Interim Balance Sheet, then the Purchaser and the Company shall cause the Escrow Agent to deliver to the Purchaser that number of Consideration Shares equal to such difference pursuant to clause (A) (as it pertains to either Net Current Assets or Net Worth, whichever is greater) based on the Per Share Price, rounded up to the nearest whole share. The Consideration Shares to be delivered to the Purchaser under this provision shall be (i) first, Put/Call Consideration Shares until the value of the remaining Put/Call Consideration Shares is $4,700,000 based on the Per Share Price and (ii) second, Ordinary Consideration Shares.


                                                ARTICLE III

                                      Representations and Warranties

     3.1.  Representations and Warranties of the Company. Except as set forth on
Schedule 3.1 (which schedule shall be organized according to the subsections of this Section 3.1 so as to indicate the context of any particular exception or exceptions), the Company hereby represents and warrants to the Purchaser that:

     (a) Corporate Organization and Qualification. Each of the Company and the Acquired Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and each of the Acquired Subsidiaries is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, is not reasonably likely to have a material adverse effect on the financial condition, Assets, business, customers, results of operations or prospects of such Acquired Subsidiary. Each of the Company and the Acquired Subsidiaries has the corporate requisite power and authority to carry on its respective businesses as they are now being conducted. The Company has made available to the Purchaser a complete and correct copy of the Company's and each Acquired Subsidiary's Articles of Incorporation, By-Laws, charter documents or governing instruments, each as amended to date. The Company's and the Acquired Subsidiaries' Articles of Incorporation, By-Laws, charter documents and governing instruments so delivered are in full force and effect.

     (b) Authorized Capital of Acquired Subsidiaries. Each of the outstanding shares of capital stock of each of the Acquired Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. There are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of or any of the Acquired
Subsidiaries. The Company has no subsidiaries other than the Acquired Subsidiaries and of these only Hotel Information Systems (LTD), Hong Kong, Hotel Information Systems (LTD), Singapore and Hotel Information Systems Mexico are owned directly by the Company. Hotel Information Systems (LTD), Hong Kong has no subsidiaries other than Boss Systems. Hotel Information Systems has no subsidiaries other than Hotel Information Systems (LTD), Australia and an approximate 49.9% interest in Hotel Information Systems/Metro Systems Corporation Joint Venture. Hotel Information Systems Mexico has no subsidiaries. All representations and warranties contained herein with respect to the Acquired Subsidiaries include the subsidiaries of such Acquired Subsidiaries.

     (c) Corporate Authority. The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby. This Agreement is, and each of the Ancillary Agreements to which it is a party will be, a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

     (d) Governmental Filings; No Violations. (i) No notices, reports or other filings are required to be made by the Company or any Acquired Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any Acquired Subsidiary from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, the failure to make or obtain any or all of which is reason- ably likely to have a material adverse effect on the financial condition, Assets, business, customers, results of operations or prospects of the Company or an Acquired Subsidiary, or could prevent, materially delay or materially burden the transactions contemplated by this Agreement and the Ancillary Agreements.

     (ii) The execution and delivery of this Agreement and the Ancillary Agreements by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements will not, constitute or result in (i) a breach or violation of, or a default under, the Articles of Incorporation or By- Laws of the Company or the comparable charter documents or governing instruments of any of the Acquired Subsidiaries,
(ii) a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's or any Acquired Subsidiary's Employee Benefit Plans or any grant or award made under any of the foregoing, (iii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on any Asset (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of the Company or any of the Acquired Subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of the Acquired Subsidiaries is subject or (iv) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (iii) or (iv) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, are not reasonably likely to have a material adverse effect on the financial condition, Assets, business, customers, results of operations or prospects of the Company or any Acquired Subsidiary or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement and the Ancillary Agreements. Except as set forth on Schedule 3.1(d), no consents are necessary or required in connection with the assignment of any Contract to the Purchaser. The Company may omit Schedule 3.1(d) at the signing of this Agreement but agrees to provide such Schedule to the Purchaser within five business days after the date of this Agreement.

     (e) Financial Statements. The Company has delivered to the Purchaser its Interim Balance Sheet and will deliver to the Purchaser its Audited Balance Sheet prior to the Closing Date. The Interim Balance Sheet (other than the omission of the related notes and schedules) fairly presents and accurately sets forth, and each of the Audited Balance Sheet, the Closing Balance Sheet (other than the omission of the related notes and schedules) and the Final Closing Balance Sheet (other than the omission of the related notes and schedules) will fairly present and accurately set forth, the assets, liabilities and consolidated financial position of the Company and its subsidiaries as of their respective dates, in each case in accordance with GAAP. The Interim Balance Sheet was, and the Audited Balance Sheet, the Closing Balance Sheet and the Final Closing Balance Sheet will be, prepared on the basis of procedures, methods and accounting principles that are consistent in all material respects. The Audited Balance Sheet will be included in the Audited Financial Statements. The Audited Financial Statements will fairly present and accurately set forth the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein, in each case in accordance with GAAP. The Preliminary Closing Balance Sheet will fairly present and accurately set forth the Company's best estimate of the assets, liabilities and consolidated financial position of the Company and its subsidiaries as of the Closing Date and will have a presentation and format identical to the Interim Balance Sheet.

     (f) Absence of Certain Changes. Since December 31, 1995, the Company and the Acquired Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction (other than the transactions contemplated hereby) other than according to, the ordinary and usual course of such businesses and there has not been (i) any material adverse change in the financial condition, Assets, business, customers, results of operations or prospects of the Company or any Acquired Subsidiary or any development or combination of developments of which the Company has knowledge which may result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any Acquired Subsidiary; (iii) any change by the Company in accounting principles, practices or methods; (iv) any cancellation of any debts owed to the Company or to any Acquired Subsidiary or any waiver of the Company's or any Acquired Subsidiary's claims or rights, except in the ordinary course of business; (v) except for licensing in the ordinary course of business, any disposition of or lapsing of any rights to the use of any Proprietary Rights owned or leased by the Company or any of the Acquired Subsidiaries; (vi) any purchase or entering into of any contract or commitment by the Company or any of the Acquired Subsidiaries to purchase any quantity of materials or supplies, or any sale or entering into of any contract or commitment by the Company or any of the Acquired Subsidiaries to sell any quantities of property or assets, except in the ordinary course of business; (vii) any writing off, or requirement to write off, of any notes or accounts receivable by the Company or any of the Acquired Subsidiaries in an aggregate amount in excess of $50,000, or any writing down, or requirement to write down, of any inventory by the Company or any of the Acquired Subsidiaries in an aggregate amount in excess of $10,000;
(viii) any revaluation of any of the Company's or any Acquired Subsidiary's properties; (ix) except in the ordinary course of business in amounts which are not material to the Company or any of the Acquired Subsidiaries, (1) any increase in the salary or other compensation payable or to become payable to any of the Employees of the Company or any of the Acquired Subsidiaries, (2) except as contemplated by this Agreement, any amendment of, or the establishment of any new, Employee Benefit Plan or (3) any declaration, payment or entering into of any commitment or obligation of any kind by the Company or any of the Acquired Subsidiaries for the payment of a bonus or other additional salary or compensation to any such Employee; (x) any amendment, in a material manner, or termination of any material Contract to which the Company or any of the Acquired Subsidiaries is a party; (xi) any receipt of written notice of the commencement or threat of any governmental proceeding against, or investigation in connection with, the business of the Company or any of the Acquired Subsidiaries or the Assets; or (xii) any entering into of any negotiations or agreements by the Company or any of the Acquired Subsidiaries to accomplish any of the items described in the preceding clauses (i) through (xi).

     (g) Title to Assets; Leaseholds. (i) The Company has, and at the Closing will convey to the Purchaser, good and indefeasible title to all the Assets. Each Acquired Subsidiary has good and indefeasible title to all the assets held by it. All Assets and all assets owned by the Acquired Subsidiaries are free and clear of all liens, claims, encumbrances, charges and conditions to or restrictions on transfer or assignment except for such that would not materially adversely affect the value or marketability of such asset or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement and the Ancillary Agreements. Neither the Company nor any Acquired Subsidiary owns any interest in real property other than pursuant to the Leases. Schedule 3.1(g) sets forth a true, correct and complete list and description of all existing Leases entered into by the Company or any Acquired Subsidiary.

     (ii) To the knowledge of the Company, neither the whole nor any portion of the Leaseholds owned or held by the Company or by any Acquired Subsidiary is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental authority or other person with or without payment or compensation therefor.

     (iii) All improvements located on the Leaseholds are in compliance in all material respects with all applicable building codes, and the Company's or any Acquired Subsidiary's use of the Leaseholds and such improvements is in compliance in all material respects with all applicable zoning, land use and other laws, orders, ordinances and regulations affecting the Leaseholds.

     (h) Compliance with Laws. The Company has acquired the Assets and conducted its business and the business of the Acquired Subsidiaries in compliance with all applicable laws, rules, ordinances and regulations and judgements, decrees, orders, awards and governmental and non-governmental permits and licenses to which the Company or any Acquired Subsidiary is subject, except for such breaches or violations that, alone or in the aggregate, are not reasonably likely to have a material adverse effect on the financial condition, Assets, business, customers, results of operations or prospects of the Company or an Acquired Subsidiary or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement and the Ancillary Agreements.

     (i) Proprietary Rights. Schedule 3.1(i) sets forth a true, correct and complete list and description

     (including without limitation, the jurisdiction in which registered) of all registered and common law trademarks (including service marks), tradenames, trademark applications, copyright registrations, patents, patent applications or inventions (collectively, the "Proprietary Rights") used in connection with the Company's or any of the Acquired Subsidiaries' businesses. The Company or any Acquired Subsidiary, as the case may be, has taken reasonable steps to establish and protect its interest in and to the Proprietary Rights and there are no material limitations or prohibitions on the current or intended use of the
Proprietary Rights. None of such Proprietary Rights has been assigned, transferred or licensed to any third party outside the ordinary course of business. The validity or enforceability of such patents, trademarks, tradenames, copyrights and applications and registrations thereof has not been challenged by others, nor is there any pending or threatened litigation involving any of such patents, trademarks, tradenames or copyrights. The Company's use of the Proprietary Rights did not and will not, prior to the Closing, constitute an infringement of the rights of any other person.

     (j) Contracts. Schedule 3.1(j) sets forth a true, accurate and complete list of all Contracts (other than maintenance contracts) that involve unfulfilled aggregate payments or obligations of the Company or an Acquired Subsidiary of more than $40,000, all multi-site Contracts and the 25 largest single-site Contracts to which the Company or any Acquired Subsidiary is a party to or bound. A complete and accurate copy of each Contract identified on
Schedule 3.1(j), together with all amendments, modifications, waivers or other changes thereto, has been made available to the Purchaser or its representatives. Neither the Company nor any of the Acquired Subsidiaries is in material breach, violation or default of or under, or in receipt of any claim of breach, violation or default of or under, any Contract. There is no Contract between the Company or an Acquired Subsidiary and Computer Systems Associates containing an agreement not to compete or other material restriction on the business or operations of any of the Company, any Acquired Subsidiary or Computer Systems Associates. The Company will take all action necessary to assign the confidentiality agreement between it and Computer Systems Associates to the Purchaser.

     (k) Employee Matters. (i) Schedule 3.1(k) sets forth a true and complete list of the names, positions and current salaries of each Employee and independent contractor of the Company or of any of the Acquired Subsidiaries.

     (ii) Neither the Company nor any Acquired Subsidiary is a party to, or bound by, any collective bargaining or union Contract.

     (iii) The Company and the Acquired Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. There is no unfair labor practice complaint against or involving the Company or any Acquired Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or other Governmental Entity. No labor strikes, disputes, slowdowns or stoppages against the Company or any of the Acquired Subsidiaries exists or, to the knowledge of the Company, is threatened.

     (l) Employee Benefits and Obligations.

     (i) All bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, vacation, person or sick time policies, other material employee benefit plans and any applicable "change of control" or similar provisions in any plan, contract or arrangement (regardless of whether they are funded or unfunded or foreign or domestic) of the Company or any Acquired Subsidiary (the "Employee Benefit Plans") covering employees or former employees of the Company or an Acquired Subsidiary (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") are set forth on Schedule 3.1(l). True and complete copies of all Employee Benefit Plans, including any related trust instruments and/or insurance contracts, if any, forming a part of any such Employee Benefit Plans, and all amendments thereto have been made available to the Purchaser.

     (ii) All Employee Benefit Plans, to the extent subject to the provisions of ERISA or the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), are in substantial compliance with ERISA and the Code. There is no material pending or threatened litigation relating to the Employee Benefit
Plans. The Company does not sponsor, maintain, contribute to or have an obligation to contribute to, nor has ever maintained, sponsored, contributed to or had an obligation to contribute to any "employee pension benefit plan" or "pension plan," as defined by Section 3(2) of ERISA.

     (iii) Neither the Company nor any of the Acquired Subsidiaries has any obligations for retiree health and life benefits under any Employee Benefit Plan, except as set forth on Schedule 3.1(l). There are no restrictions on the ability of the Company or the Acquired Subsidiaries to amend or terminate any such Employee Benefit Plan, under the terms of such Employee Benefit Plan, without incurring any liability thereunder.

     (iv) All Employee Benefit Plans covering non-U.S. Employees comply in all material respects with applicable local law. The Company and the Acquired Subsidiaries have no material unfunded liabilities with respect to any Pension Plan which covers non-U.S. Employees.

     (m) Litigation and Liabilities. Except as set forth on Schedule 3.1(m), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investi- gations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Acquired Subsidiaries or
(ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to matters involving any Environmental Law, or any other facts or circumstances of which the management of the Company is aware that could result in any claims against or obligations or liabilities of the Company or any of the Acquired Subsidiaries, that, alone or in the aggregate, are reasonably likely to have a material adverse effect on the financial condition, Assets, business, results of operations or prospects of the Company or such Acquired Subsidiary or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement and the Ancillary Agreements.

     (n) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, other than Sequoia Partners Incorporated, the fees and expenses of which are set forth on Schedule 1.3(e).

     (o) Environmental Matters. Except for such matters that, alone or in the aggregate, are not reasonably likely to have a material adverse effect on the financial condition, Assets, business, customers, results of operations or prospects of the Company or any Acquired Subsidiary, (i) the Company and the Acquired Subsidiaries have complied in all material respects with all applicable Environmental Laws; (ii) to the knowledge of the Company, the properties presently or formerly owned, leased or operated by the Company or the Acquired Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) (the "Properties") do not contain any Hazardous Substance other than as permitted under applicable Environmental Law, do not, and have not, contained any underground storage tanks, do not have any asbestos present (and have not had any asbestos removed therefrom) and have not been used as a sanitary landfill or hazardous waste disposal site (provided, however, that with respect to Properties formerly owned, leased or operated by the Company or any Acquired Subsidiaries, such representation is limited to the period prior to the disposition of such Properties by the Company or any of the Acquired Subsidiaries); (iii) neither the Company nor any of the Acquired Subsidiaries has received any notices, demand letters or requests for information from any Governmental Entity or any third party that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, the Acquired Subsidiaries or the Properties are subject to any court order, administrative order or decree arising under any Environmental Law and
(iv) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Properties during the time such Property was owned or operated by the Company or one of the Acquired Subsidiaries, other than as permitted under applicable Environmental Law.

     (p) Taxes. (i) There are (and immediately following the Closing there will be) no liens or similar encumbrances relating or attributable to Taxes with respect to, or connected with, the Assets or the assets of any Acquired Subsidiary, other than liens securing the payment of real property Taxes not yet due. There is no basis for the assertion of any claims for Taxes which, if adversely determined, would result in the imposition of a lien or similar encumbrance on the Assets or the assets of any Acquired Subsidiary or otherwise adversely affect the Purchaser or its use of the Assets. All federal, state, local and foreign tax returns and reports of the Company and the Acquired Subsidiaries required by law to be filed which relate to or affect the Acquired Subsidiaries or the Assets or the Assumed Liabilities have been duly filed and the taxes required to be shown on such returns have been paid.

     (ii) Schedule 3.1(p), which the Company agrees to provide prior to the Closing Date, will set forth a true and correct list of the adjusted federal income tax basis of each category of the Assets as of December 31, 1995. Each such basis has been calculated in all material respects in compliance with the Code and regulations thereunder.

     (q) Insurance. Schedule 3.1(q), which the Company agrees to provide prior to the Closing Date, will set forth a true, correct and complete list and description of the insurance policies held by the Company or any of the Acquired Subsidiaries covering any of the Assets.

     (r) Accounts Receivable and Payable. All notes, intercompany and other accounts receivable reflected as a net amount on the Audited Balance Sheet, the Interim Balance Sheet, the Preliminary Closing Balance Sheet, the Closing
Balance Sheet and the Final Closing Balance Sheet represent valid and enforceable obligations due to the Company or any of the Acquired Subsidiaries, as the case may be. As of the dates of the applicable Schedules, neither the Company nor any Acquired Subsidiary has had or will have any intercompany receivables or payables other than the Intercompany Receivables and the Intercompany Payables. (s) Condition of the Assets. (i) Taken as a whole, the plant, equipment and machinery included in the Assets are usable and in a state of maintenance, repair and operating condition suitable for operation and use thereof in the ordinary course of the Company and the Acquired Subsidiaries' business as currently conducted. (ii) There are no liabilities, duties or obligations under any product liability, breach of warranty or maintenance claim, express or implied, arising out of or relating to any defect or damage, or alleged defect or damage, in engineering, development, design, programming, tooling, manufacturing, installation, packaging or shipping of any product, software, Proprietary Right or Intellectual Property of the Company or any Acquired Subsidiary or, to the extent related to or arising out of the Assets or the business of the Company or the Acquired Subsidiaries, any component thereof, except for such liabilities, duties or obligations arising in the ordinary course of business (it being understood that claims for consequential damages are not in the ordinary course of business). (t) Bankruptcy Proceedings. No petition has been filed by or against the Company or any of the Acquired Subsidiaries for relief under any applicable bankruptcy, insolvency or similar law, no decree or order for relief has been entered in respect of the Company or any of the Acquired Subsidiaries, voluntarily or involuntarily, under any such law; and no receiver, liquidator, sequestrator, trustee, custodian or other officer has been appointed with respect to the Company or any of the Acquired Subsidiaries or their assets and liabilities pursuant to any such law. No writ of attachment, execution or similar process has been executed against the Company or any of the Acquired Subsidiaries with respect to any assets or properties of the Company or any of the Acquired Subsidiaries. Neither the Company nor any of the Acquired Subsidiaries has made any assignment for the benefit of creditors. (u) Customers and Suppliers. To the best knowledge of the Company, no material customer or supplier of the Company or any Acquired Subsidiary will cease or substantially reduce the business conducted with the Purchaser after, or as a result of, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. (v) No Misstatements or Omissions. None of the documents, reports, schedules or other information provided by the Company or its representatives to the Purchaser in connection with this Agreement or any Ancillary Agreement or during the course of negotiations culminating in this Agreement and the Ancillary Agreements contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company acknowledges and agrees that no representation or warranty set forth herein or exception thereto shall in any way affect the amount or nature of Assumed Liabilities specifically assumed by the Purchaser pursuant to Section
1.3 hereof. (w) Investment. The Company is acquiring the Consideration Shares for investment purposes only and not with a view to distribution in violation of the Securities Act. The Company understands that the shares may not be sold, offered for sale, pledged or hypotheticated except in accordance with the Securities Act. In connection with any liquidation, dissolution or other distribution of assets of the Company after the Closing Date, the Company will have sole responsibility for determining the number of its shareholders and option holders who will participate in such liquidation, dissolution or distribution, their respective residencies, their status as accredited investors or otherwise, their representation by a purchaser representative, if needed, and any other relevant considerations necessary to ensure that such transaction, for purposes of Rule 145 under the Securities Act, qualifies under Regulation D under the Securities Act. If reasonably requested by the Purchaser, the Company will provide a legal opinion at the Closing with respect to such matters.

     (x) Software License Contracts. In connection with the selected software licenses relating to the four accounts set forth on Schedule 3.1(j)(2), the Company represents and warrants that (i) the cash receipts that are available to be received for or under such software licenses after the Closing Date (provided the Purchaser acts reasonably with respect to the terms of such licenses) will be at least $725,000 and (ii) in no event will the amount reasonably required to be spent after the Closing Date in order to realize such cash receipts exceed $375,000. Any such cash receipts received and expenses incurred after the date of this Agreement and prior to the Closing Date shall be treated for all purposes of this Agreement as if they occurred after the Closing Date. The representation and warranty contained in this Section 3.1(x) are not subject to the limitation set forth in Section 6.4.

     3.2. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that:

     (a) Corporate Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, is not reasonably likely to have a material adverse effect on the financial condition, proper- ties, business or results of operations of the Purchaser and its subsidiaries, taken as a whole.
     (b) Corporate Authority. The Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby. This Agreement is and each of the Ancillary Agreements which it is a party will be, a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms. (c) Governmental Filings; No Violations. (i) Other than as required by the Exchange Act or the rules and regulations promulgated by the American Stock Exchange, no notices, reports or other filings are required to be made by the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchaser from, any Governmental Entity in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement and the Ancillary Agreements.

     (ii) The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser does not, and the consummation of the transactions contemplated hereby by the Purchaser will not, constitute or result in (A) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of the Purchaser or (B) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of the Purchaser or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Purchaser is subject, except, in the case of clause (B) above, for such breaches, violations, defaults or accelerations that, alone or in the aggregate, could not prevent, materially delay or materially burden the transactions contemplated by this Agreement and the Ancillary Agreements. (d) Purchaser Reports. As of their respective dates, the Purchaser Reports did not, and any Purchaser Reports filed with the Securities and Exchange Commission ("SEC") subsequent to the date hereof and prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Other than the Purchaser Reports, the Company has not filed any other definitive reports or statements with the SEC since December 31, 1995. (e) Capitalization. The authorized capital stock of the Purchaser consists of 25,000,000 shares of Common Stock of which, as of the date hereof, not more than 7.0 million shares are outstanding. The Consideration Shares have been duly and validly authorized, and, upon the issuance to the Company pursuant to this Agreement or the Put/Call and Registration Rights Agreement, will be fully paid and non-assessable. Prior to the Closing Date, the Purchaser shall comply with its obligations under its listing agreement with the American Stock Exchange with respect to listing the Consideration Shares on such exchange.

     (f) Absence of Material Adverse Change. Since the date of the latest Purchaser Report, the Purchaser has conducted its business only in, and has not engaged in any material transaction (other than the transactions contemplated hereby) other than according to, the ordinary and usual course of such business and there has not been any material adverse change in the financial condition, assets, business, customers, results of operations or prospects of the Purchaser or any development or combination of developments of which the Purchaser has knowledge which may result in any such change.



                                   ARTICLE IV

                                    Covenants

     4.1. Interim Operations of the Company. The Company covenants and agrees that, after the date of this Agreement and prior to the Closing Date (unless the Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement):
     (a) the business of the Company and its subsidi- aries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its reasonable efforts to preserve its business organization, goodwill and properties intact and maintain its existing relations with customers, suppliers, Employees and business associates; (b) the Company and its Acquired Subsidiaries shall maintain the Assets and Leaseholds in accordance with their past practice; (c) the Company and the Acquired Subsidiaries shall not sell or pledge or agree to sell or pledge any stock owned by it or them in any of the Acquired Subsidiaries or declare, set aside or pay any dividend payable in cash, stock or property with respect to any of its or their capital stock or transfer, assume or incur any assets or liabilities, or enter into any other transaction, between the Company and an Acquired Subsidiary other than in the ordinary course of business; (d) neither the Company nor any of its subsidi- aries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities con- vertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of any Acquired Subsidiary; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company or any Acquired Subsidiary; (iv) authorize capital expenditures in excess of $40,000 or make any acquisition of, or investment in, assets or stock of any other person or entity; or (v) enter into any Contract that, if entered into before the date of this Agreement, would need to be disclosed on Schedule 3.1(j) (it being understood that the Purchaser will not unreasonably withhold its agreement with respect to any such Contract); (e) neither the Company nor any of its subsidi- aries shall grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other Employee of the Company or its subsidiaries other than pursuant to Contracts existing on the date hereof or involving payments of no more than two weeks' salary; and neither the Company nor any of its subsidiaries shall establish, adopt, enter into, make any new grants or awards under or amend any Employee Benefit Plan; (f) neither the Company nor any of its subsidi- aries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its Contracts or waive, release or assign any material rights or claims; (g) neither the Company nor any of its subsidiaries shall make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to the Purchaser, except in the ordinary and usual course of business; and (h) neither the Company nor any of its subsidiar- ies will authorize or enter into an agreement to do any of the foregoing.

     4.2. Acquisition Proposals. The Company agrees that neither the Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.2. The Company will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. The Company also will promptly request each person, other than the Purchaser, which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such person by or on behalf of the Company.

     4.3. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and the Purchaser shall use their best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable. The Company will have sole responsibility for obtaining any consents from its shareholders with respect to the transactions contemplated by this Agreement and the Ancillary Agreements (which consent process shall comply with Regulation D under the Securities Act). The Company will also have sole responsibility for any ancillary matters to such consent solicitation such as any dissenters' rights available to such shareholders under applicable law. At any time from and after the Closing, the Company and the

     Purchaser shall execute, acknowledge, swear to, deliver and file any further assignments, conveyances, assurances, instruments of transfer or other documents requested by the other party, and shall take any other action not inconsistent with the terms of this Agreement and the Ancillary Agreements that may reasonably be requested by the other party, for the purpose of assigning, transferring, granting, conveying, confirming or reducing to possession or perfecting the Purchaser's title to the Assets or otherwise for the purpose of giving effect to the intent of the parties hereto in connection with the transactions contemplated hereby. At the Closing, the Company shall execute and deliver a power of attorney to the Purchaser enabling the Purchaser to take such actions on behalf of, or in the name of, the Company.

     4.4. Access. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford the Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Closing Date, to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to the Purchaser all information concerning its business, properties and personnel as the Purchaser or its Representatives may reasonably request, provided that no investigation pursuant to this Section 4.4 shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this Section 4.4 shall be directed to an executive officer of the Company or such person as may be designated by any such officer. The Purchaser will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 4.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Subject to the requirements of law, pending consummation of the transactions herein contemplated, the Purchaser will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 4.4 unless such information (i) was already known to the Purchaser prior to the execution of the Confidentiality Agreement, (ii) becomes available to the Purchaser from other sources not known by the Purchaser to be bound by a confidentiality obligation,
(iii) is independently acquired by the Purchaser as a result of work carried out by any employee or representative of the Purchaser to whom no disclosure of such information has been made, (iv) is disclosed with the prior written approval of the Company or (v) is or becomes readily ascertainable from published information or trade sources. Upon any ter- mination of this Agreement, the Purchaser will collect and deliver to the Company all documents obtained by it or any of its Representatives then in their possession and any copies, summaries and abstracts thereof.

     4.5. Notification of Certain Matters. The Company shall give prompt notice to the Purchaser after the date of this Agreement and prior to the Closing Date of: (a) any notice of, or other communication relating to, any Environmental Law or Hazardous Substance, or any default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing Date, under any Contract to which the Company or any of its subsidiaries is a party or is subject; and (b) any material adverse change in the financial condition, Assets, business, customers, results of operations or prospects of the Company or an Acquired Subsidiary or the occurrence of any event (other than the transactions contemplated hereby) which, so far as rea- sonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each of the Company and the Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions con- templated by this Agreement and the Ancillary Agreements.

     4.6. Publicity. The Company and the Purchaser shall jointly produce and mutually agree on the timing and substance of public press releases and announcements regarding the transactions contemplated hereby; provided, that the Purchaser shall have the right in its sole and absolute discretion to make whatever public press releases or announcements which it deems necessary in order to comply with applicable federal and state securities or other laws, and the rules and regulations promulgated by the American Stock Exchange; and provided, further, that the Purchaser shall use reasonable efforts to give the Company advance notice of any such public press releases.

     4.7. Employees. (a) Effective as of the Closing Date, the Purchaser and the Company shall enter into an employee services agreement, substantially in the form of Annex K hereto (the "Employee Services Agreement"), with respect to the Employees of the Company on the Closing Date identified in writing by the Purchaser at least two weeks prior to the Closing (the "Leased Employees"), for a period beginning on the Closing Date and ending on the date that is 90 days following the Closing Date (the "Lease Period").

     The Company shall have no liability should any Employee be unwilling to be leased to the Purchaser, with respect to the Purchaser's inability to lease such Employee. In the case of any Acquired Subsidiary, the Acquired Subsidiary shall continue to employ the employees of such Acquired Subsidiary effective as of the Closing Date. The Purchaser shall notify the Company promptly, and at least prior to two weeks prior to the date that the services of any Leased Employee are no longer required by the Purchaser, regarding any such Leased Employee whose services are no longer required by the Purchaser, or the Purchaser shall assume such Leased Employee's accrued vacation liability. The Purchaser shall not assume any liability for, or otherwise be responsible for, any severance obligations incurred by the Company with respect to Leased Employees.
     (b) At or prior to the Closing Date, the Purchaser and Robert S. Sanford shall enter into the Consulting Agreement, in the form of Annex D hereto. (c) The Company shall be solely responsible for all notices required to be given under the WARN Act or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any such statute to the extent of any Leased Employees that do not become employees of the Purchaser. The Purchaser shall be solely responsible for all such notices with respect to Leased Employees who become employees of the Purchaser. (d) The Purchaser shall not assume, adopt or sponsor any Employee Benefit Plan following the Closing Date. The Company or, where appropriate, an Employee Benefit Plan shall retain liability for all benefits, including, without limitation, severance benefits, or contributions accrued and all expenses incurred on or prior to the expiration of the Lease Period under all Employee Benefit Plans or otherwise applicable with respect to the Employees or the Leased Employees. Any Employee Benefit Plan that is a "group health plan" within the meaning of
Section 5000(b)(1) of the Code shall retain liability for and shall pay when due all benefits attributable to the Leased Employees and their spouses and dependents who are "qualified beneficiaries" entitled to continuation coverage under Section 4980B of the Code or Part 6 of Subtitle B of ERISA as of the end of the Lease Period, regardless of when services where rendered or expenses incurred.

                  4.8.     Agreement Not to Compete.

     (a) Agreement. The Company agrees that for a period of three (3) years from the Closing Date, it shall not directly or indirectly, engage in or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a Restricted Business in a Restricted Territory. (b) No Solicitation. The Company agrees that it shall not, directly or indirectly, during the three-year period commencing on the date of this Agreement, solicit (i) any of the existing customers of the Company or the Purchaser for purposes of obtaining their custom or trade with respect to the Restricted Business, or (ii) any of the existing Employees of the Company or the Purchaser for purposes of obtaining their employment services in a business which is competitive with the Restricted Business. (c) Separate Covenants. The parties intend that the covenants contained in the preceding paragraphs of this Section 4.8 shall be construed as a series of separate covenants, one for each county, city and state of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said paragraphs, then such unenforceable covenants (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. (d) Reformation. In the event that the provisions of this Section 4.8 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable laws. (e) Specific Performance. The Company acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Section 4.8 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the Purchaser shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Company from violating any of such provisions of this Agreement. In connection with any action or proceeding for injunctive relief, the Company hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of this Section 4.8 specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Section 4.8.

     4.9. Bulk Transfer or Sales. The Company agrees to take all action, if any, necessary to comply with the bulk transfer or bulk sales laws of any jurisdiction, including without limitation Section 6105 of the California Commercial Code.

     4.10. Corporate Name. The Company will take all action necessary to allow or permit the Purchaser to use the name "Hotel Information Systems" and promptly following the Closing will amend its Articles of Incorporation to remove such name from its corporate name.

     4.11. Covenants of the Purchaser. (a) Subject to the terms and conditions of this Agreement, the Purchaser agrees to take all action necessary to acquire the Assets and to assume and perform the Assumed Liabilities as of the Closing Date. (b) The Purchaser covenants and agrees that, after the date of this Agreement and prior to the Closing Date (unless the Company otherwise agrees in writing and except as otherwise contemplated by this Agreement), the Purchaser shall not take any action that could prevent, materially delay or materially burden the transactions contemplated by this Agreement and the Ancillary Agreements. (c) For a period of four years after the Closing Date, solely as an accommodation to the Company, the Purchaser agrees that it will provide the Company and its representatives access to its books and records that relate to the business and operations of the Company prior to the Closing Date and will cause its employees to cooperate with the Company and its representatives, and assist in the collection of information, in each case so long as the requested access, cooperation and assistance is reasonable in scope and does not unreasonably interfere with or burden the operations or business of the Purchaser or the duties or responsibilities of any employee of the Purchaser. The Purchaser shall allow the Company to occupy one locked office at the facilities acquired by the Purchaser in Concord, California until the end of the current lease term or, if earlier, the date the Purchaser ceases occupying such facilities. The Purchaser assumes no responsibility or liability for any such information, cooperation or office or any of the business or operations of the Company after the Closing Date. (d) The Purchaser agrees to pay the amounts due under the CSA Note, the Debenture and the Merrill Lynch Revolving Credit Facility on the Closing Date. The Company agrees not to increase the principal amount under any such obligations at any time before, on or after the Closing Date and will take all action necessary to ensure that all such obligations and any Contracts related thereto are terminated promptly after the above payment has been made. 4.12. Insurance Policies. With respect to any insurance policy that is assigned or transferred to the Purchaser, the Purchaser shall, to the extent practicable and appropriate in view of the Non-Assumed Liabilities, take reasonable steps to have the Company named as an additional insured under such policy. ARTICLE V Closing; Closing Conditions 5.1. Closing. The closing hereunder (the "Closing") shall take place at the offices of Sullivan & Cromwell, counsel to the Purchaser, at 9:00 a.m., Los Angeles time, on the later of (a) July 31, 1996 and (b) the second business day after satisfaction of all conditions to closing hereunder, or at such other time and date as the Company and the Purchaser shall mutually agree, such time and date being herein called the "Closing Date," and the Closing shall be effective as of the close of the Company's business on the Closing Date. All actions to be taken and all documents to be executed and delivered as of the Closing Date shall be deemed to have been taken, executed and delivered simultaneously, and no action shall be deemed to have been taken nor any documents executed and delivered until all such have been taken, executed and delivered. 5.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the actions contemplated by this Agreement and the Ancillary Agreements are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Purchaser to the extent permitted by applicable law: (a) Governmental Consents. All filings required to be made prior to the Closing Date by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Closing Date by the Company or the Purchaser from, any Governmental Entity in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company and the Purchaser and the consummation of the transactions contemplated hereby and thereby by the Company and the Purchaser shall have been made or obtained (as the case may be); (b) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or imposes material restrictions on the Purchaser or the Company in connection with consummation of the Sale or with respect to their business operations, either prior to or subsequent to the Sale (collectively, an "Order"); (c) Compliance; Consents. The representations and warranties contained in Section 3.1 shall be true in all material respects as of the Closing Date as though made at and as of the Closing Date except for changes contemplated by this Agreement, the Company shall have complied in all material respects with the covenants and agreements contained in this Agreement to be complied with or performed by the Company prior to the Closing Date and the Company shall have obtained any necessary consents from parties in contract with it to the Sale on terms and conditions reasonably satisfactory to the Purchaser; (d) Other Obligations. The Company shall have fulfilled its obligations under Article IV;
(e) Financial Statements and Other. The Company shall have delivered to the Purchaser the Audited Financial Statements; all consents listed in Schedule 3.1(d) shall have been obtained on terms and conditions reasonably satisfactory to the Purchaser except for such consents, alone or in the aggregate, which the failure to obtain is not reasonably likely to have a material adverse effect on the financial condition, Assets, business, customers, results of operations or prospects of the Company or any Acquired Subsidiary or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement and the Ancillary Agreements; the System/36 Front Office Software owned by Robert S. Sanford shall have been contributed to the Company and be a Proprietary Right;
(f) Preliminary Closing Balance Sheet. (i) The Current Ratio and Net Current Assets on the Preliminary Closing Balance Sheet are greater than or equal to the Current Ratio (1.483 to 1.0) and Net Current Assets ($2,758,225) on the Interim Balance Sheet and (ii) Net Worth on the Preliminary Closing Balance Sheet is greater than or equal to Net Worth (negative $5,562,359) on the Interim Balance Sheet unless a revision has been agreed to under Section 2.5(a); and (g) No Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, Assets, business, customers, results of operations or prospects of the Company or an Acquired Subsidiary or the occurrence of any event (other than the transactions contemplated hereby) which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change; provided that the Purchaser agrees that the failure of the Company and the Acquired Subsidiaries to enter into new license sales agreements during the period between the signing of this Agreement and the Closing shall not constitute such a material adverse change.
5.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the Sale are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law: (a) Governmental Consents. All filings required to be made prior to the Closing Date by the Purchaser with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date by the Purchaser or the Company from, any Governmental Entity in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and the Company and the consummation of the transactions contemplated hereby and thereby by the Purchaser and the Company shall have been made or obtained (as the case may be); (b) Order. There shall be in effect no Order;

     (c) Compliance. The representations and warranties contained in Section 3.2 shall be true in all material respects as of the Closing Date as though made at and as of the Closing Date except for changes contemplated by this Agreement, the Purchaser shall have complied in all material respects with the covenants and agreements contained in this Agreement to be complied with or performed by the Purchaser prior to the Closing Date and the Purchaser shall have obtained any necessary consents from parties in contract with it to the Sale on terms and conditions reasonably satisfactory to the Company except for such consents, alone or in the aggregate, which the failure to obtain is not reasonably likely to have a material adverse effect on the financial condition, assets, business, customers, results of operations or prospects of the Purchaser or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement and the Ancillary Agreements; (d) Other Obligations. The Purchaser shall have fulfilled its obligations under Article IV; (e) American Stock Exchange. The Consideration Shares shall have been approved for listing on the American Stock Exchange; and (f) Tax Opinion. The Company shall have received a tax opinion from Heller, Ehrman, White & McAuliffe as to the transactions contemplated hereby that is reasonably acceptable to the Company, provided that this condition shall be deemed to be satisfied unless the Company gives written notice to the Purchaser of failure of this condition within five business days of the date of this Agreement. ARTICLE VI Indemnification 6.1. The Company's Indemnification. The Company hereby indemnifies and holds the Purchaser and its officers, directors, shareholders, affiliates, successors and assigns harmless from and against any and all damages, losses, claims, suits, actions, proceedings, judgments, assessments, deficiencies, penalties and interest, liabilities and expenses (including reasonable attorneys' fees and disbursements) together with any such costs or expenses to enforce the provisions hereof (collectively, "Claims") arising out of, based upon or resulting from: (i) the inaccuracy of any representation or warranty made by the Company, or the material breach by the Company of any -37-Company, or the material breach by the Company of any covenant or agreement of the Company contained in this Agreement or any Ancillary Agreement; (ii) except as specifically set forth herein, the conduct of the business of the Company on or prior to Closing Date; (iii) any NonAssumed Liability; or (iv) any amount due in respect of the Other Liabilities in excess of $2,890,230. 6.2. The Purchaser's Indemnification. The Purchaser hereby indemnifies and holds the Company and its officers, directors, shareholders, affiliates, successors and assigns harmless from and against all Claims arising out of, based upon or resulting from any Assumed Liability. 6.3. Indemnification Procedure. In case (A) the Purchaser, the Company or any other indemnified party determines that it is entitled to indemnification under Section 6.1 or 6.2 or
(B) the Purchaser, the Company or any other indemnified party receives written notice of any claim, suit, action or proceeding from any person who is not a party to this Agreement which is subject to indemnification hereunder, such party (the "Indemnified Party") shall give prompt written notice in reasonable detail to the other party (the "Indemnifying Party"). The Indemnifying Party shall, at its expense, defend any such third party claim, suit, action or proceeding through counsel of its own choice that is reasonably acceptable to the Indemnified Party, and failing such defense, the Indemnified Party shall have the right to (but shall not be obligated to) pay, compromise or defend the same. In any claim, suit, action or proceeding defended by the Indemnifying Party, the Indemnified Party may participate, at its expense, in the defense of same. The Indemnifying Party shall not in the defense of a third party claim, suit, action or proceeding consent to entry of any judgment or enter into any settlement that provides any release of the Indemnifying Party and that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of all Claims arising therefrom or (ii) requires the performance of any act (other than the payment of moneys for which such Indemnified Party is held harmless hereunder) or the agreement not to perform any act by the Indemnified Party, in each case except with the written consent of the Indemnified Party. 6.4. Minimum Claims. No claim for indemnification may be made hereunder against the Company unless and until the aggregate amount of Claims for which indemnification is expected to be made against the Company exceeds $250,000.

     6.5. Consideration Shares. To the extent the Company does not promptly pay, compromise or defend any valid Claim under Section 6.1 for which the Company is liable, then in accordance with the terms of the Escrow Agreement, the Purchaser and/or the Company shall be entitled to cause the Escrow Agent to deliver to or upon the order of the Purchaser or any other Indemnified Party, as the case may be, that number of Ordinary Consideration Shares, whether held by HIS or any HIS Entity, equal to the Claim based on the average of the closing prices of the Common Stock on the American Stock Exchange for the ten trading days preceding the date of notice to the Escrow Agent to deliver such shares, rounded up to the nearest whole share. If the number of Ordinary Consideration Shares would not provide a value equal to the amount of the Claim, and if in accordance with the Escrow Agreement, the property then held in escrow thereunder includes Other Escrow Property and/or Permitted Investments (each as defined in the Escrow Agreement) that derived from the Ordinary Consideration Shares, then the Purchaser shall also be entitled to satisfy such Claim out of such Other Escrow Property and Permitted Investments, valued at fair market value, up to the amount of any deficiency represented by Ordinary Consideration Shares. 6.6. Exclusive Remedy. Following the Closing, the provisions of Section 6.5 shall be the sole and exclusive remedy of the Purchaser hereunder for the breach of any representation or warranty of the Company in Section 3.1 (other than matters of title in Section 3.1(g)); provided, however, that nothing in this Section 6.6 shall be deemed to have waived or released any claims, causes of action or remedies which Purchaser may have against the Company for intentional misrepresentation. ARTICLE VII Termination 7.1. Termination by Mutual Consent. This Agree- ment and the Ancillary Agreements may be terminated and the Sale may be abandoned at any time prior to the Closing Date by the mutual consent of the Purchaser and the Company, by action of their respective Boards of Directors.
7.2. Termination by Either the Purchaser or the Company. This Agreement and the Ancillary Agreements may be terminated and the Sale may be abandoned by action of the Board of Directors of either the Purchaser or the Company if the Sale shall not have been consummated by September 30,

     1996, or if the Company timely gives the notice contemplated by Section 5.3(f) regarding non-receipt of tax opinion. 7.3. Termination by the Purchaser. This Agreement and the Ancillary Agreements may be terminated and the Sale may be abandoned at any time prior to the Closing Date by action of the Board of Directors of the Purchaser, if the Company shall have failed to comply in any material respect with any of the representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement to be complied with or performed by the Company at or prior to such date of termination after notice of such failure and 10 business days to cure. 7.4. Termination by the Company. This Agreement and the Ancillary Agreements may be terminated and the Sale may be abandoned at any time prior to the Closing Date by action of the Board of Directors of the Company, if the Purchaser shall have failed to comply in any material respect with any of the representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement to be complied with or performed by the Purchaser at or prior to such date of termination after notice of such failure and 10 business days to cure. 7.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the Ancillary Agreements and abandonment of the Sale pursuant to this Article VII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 8.2; provided, that nothing herein will relieve any party from liability for any willful breach of this Agreement. ARTICLE VIII Miscellaneous and General 8.1. Payment of Expenses. Whether or not the Sale shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the Ancillary Agreements and the consummation of the Sale. 8.2. Survival. The representations, warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement and the Ancillary Agreements shall survive the consummation of the Sale except that the representations and warranties in Article III (other than those pertaining to title in section 3.1(g)) shall terminate (except for matters as to which a Claim has been made prior thereto) on the date that is one year after the Closing Date. The agreements of the Company and the Purchaser contained in Sections 4.4 and 7.5 of this Agreement and this Article VIII shall survive the termination of this Agreement, but the other provisions hereof shall not survive such termination. 8.3. Amendment; Waiver. This Agreement may not be modified or amended except by a written instrument signed by authorized representatives of both parties and referring specifically to this Agreement. The conditions to each of the parties' obligations to consummate the Sale are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature. 8.4. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. 8.5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. 8.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, next-day air courier or facsimile: 1. if to the Purchaser, at 9600 Jeronimo Road Irvine, California 92718 Facsimile No.: (714) 580-2378 Attention: President
                  with a copy to:

                            Sullivan & Cromwell
                            444 South Flower Street, Suite 1200
                            Los Angeles, California 90071
                            Facsimile No.: (213) 683-0457
                            Attention: Frank H. Golay, Jr.

                  2.       if to the Company, at

                            2300 Clayton Road, Suite 300
                            Concord, California 94520
                            Facsimile No.: (510) 602-3052
                            Attention: President

                  with copies to:

                            Heller, Ehrman, White & McAullife
                            525 University Avenue
                            Suite 1100
                            Palo Alto, California 94301-1908
                            Facsimile No.: (415) 324-0638
                            Attention: August J. Moretti

                            Saphier, Rein & Walden
                            10000 Santa Monica Boulevard, #312
                            Los Angeles, California 90067
                            Facsimile No.: (310) 556-1564
                            Attention: Robert S. Rein

     or to such other persons or addresses as may be designated in writing by the party to receive such notice.

     8.7. Entire Agreement, etc. This Agreement (including any Annexes or Schedules hereto) and the Ancillary Agreements (a) constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be transferable or assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, that the Purchaser may assign any of its rights and obligations hereunder to any of its subsidiaries without, however, relieving it from such obligations if not performed by the assignee; provided, further, that the HIS Entities are third party beneficiaries under the Put/Call and Registration Rights Agreement and Computer Systems Associates is a third party beneficiary under Section 4.11(d).

     8.8. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                            HOTEL INFORMATION SYSTEMS, INC.


                                            By: /s/  Richard S. Ressler
                                                Name:   Richard S. Ressler
                                                Title:  Chief Executive Officer


                                            MAI SYSTEMS CORPORATION


                                            By: /s/  Robert S. Sanford
                                                Name:   Robert S. Sanford
                                                Title:  President

                                     ANNEX A

                                   DEFINITIONS



"Acquired Subsidiaries" has the meaning set forth in Section 1.1(g). "Acquisition Proposal" has the meaning set forth in Section 4.2. "Agreement" means the Asset Purchase Agreement, dated as of June 30, 1996, between the Company and the Purchaser. "Ancillary Agreements" means the Escrow Agreement, the Put/Call and Registration Rights Agreement, the Consulting Agreement, the
Non-Competition Agreements, the Employee Services Agreement and the Confidentiality Agreement. "Assets" has the meaning set forth in Section 1.1. "Assumed Current Liabilities" has the meaning set forth in Section 1.3(a). "Assumed Liabilities" has the meaning set forth in Section 1.3. "Audited Assumed Current Liabilities" means the amount of Assumed Current Liabilities calculated from the Audited Balance Sheet. "Audited Balance Sheet" means the consolidated balance sheet of the Company and its subsidiaries as of December 31, 1995, audited by Ernst & Young. "Audited Current Assets" means the amount of Current Assets calculated from the Audited Balance Sheet. "Audited Financial Statements" means the consolidated financial statements of the Company and its subsidiaries as of and for the periods ended December 31, 1994 and 1995, audited by Ernst & Young. "Claims" has the meaning set forth in Section 6.1. "Closing" has the meaning set forth in Section 5.1. "Closing Balance Sheet" has the meaning set forth in Section 2.5(b).

                  "Closing Date" has the meaning set forth in
Section 5.1.

                  "Code" has the meaning set forth in
Section 3.1(l)(ii).

                  "Common Stock" means the Common Stock, par value $0.01 per share, of the Purchaser.

                  "Company" has the meaning set forth in the first paragraph of the Agreement.

                  "Computer Systems Associates" means CSA Holdings Ltd, Computer Systems Advisers (Private) Limited and their affiliates.

                  "Confidentiality    Agreement"   means   the   Confidentiality
Agreement previously entered into between the Purchaser and the Company.

                  "Consideration Shares" has the meaning set forth in Section 2.1(b).

                  "Consulting Agreement" means the Employment and Consulting Agreement, to be dated the Closing Date, between the Purchaser and Robert S. Sanford, in the form of Annex D to the Agreement.

                  "Contracts" has the meaning set forth in
Section 1.1(h).

                  "CSA Note" means the Revolving Credit Note issued by an Acquired Subsidiary in August 1995 in aggregate principal amount of $500,000.00.

                  "Current Assets" means Assets that are considered current assets in accordance with GAAP.

                  "Current Ratio" means the ratio of Current Assets to Assumed Current Liabilities.

                  "Debenture" means the Convertible Debenture Due 2010 issued by the Company on October 21, 1993 in original principal amount of $1,036,999.32.

                  "Employee" has the meaning set forth in
                               Section 3.1(l)(i).

                  "Employee Benefit Plans" has the meaning set forth in Section 3.1(l)(i). Employee Benefit Plans only refer to


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

     Employee Benefit Plans of the Company or an Acquired Subsidiary. "Employee Benefits and Obligations" means all accrued payroll and related accrued payroll and other employee benefit liabilities and obligations, including, without limitation, all accrued employee benefits, vacation, commissions and bonuses, severance costs, supplemental and excess pension plan and other Employee Benefit Plan liabilities and obligations, all deferred compensation and other compensation liabilities and obligations and all liabilities and obligations associated with Employees employed by the Company whose employment is deemed to be terminated by operation of law or otherwise as a result of the consummation of the transactions contemplated by the Agreement and the Ancillary Agreements. "Employee Services Agreement" has the meaning set forth in Section 4.7(a). "Environmental Law" means (i) any Federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Entity, (x) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. "ERISA" has the meaning set forth in Section 3.1(l)(i). "Escrow Agent" means the party named as Escrow Agent in the Escrow Agreement. The Purchaser shall select the Escrow Agent who shall be reasonably acceptable to the Company. "Escrow Agreement" means the Escrow Agreement, to be dated the Closing Date, among the Company, the Purchaser and the Escrow Agent, in the form or substantially in the form of Annex B to the Agreement (it being recognized that the Escrow Agent may require changes to such form of agreement prior to signing).

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

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Excluded Assets" has the meaning set forth in
Section 1.2.

                  "Final Assets" has the meaning set forth in
Section 2.5(b)(i).

                  "Final Assumed Current Liabilities" has the meaning set forth in Section 2.5(b)(i).

                  "Final Assumed Liabilities" has the meaning set forth in Section 2.5(b)(i).

                  "Final Closing Balance Sheet" has the meaning set forth in Section 2.5(b)(i).

                  "Final Current Assets" has the meaning set forth in Section 2.5(b)(i).

                  "Final Net Current Assets" means Final Current
Assets less Final Assumed Current Liabilities.

                  "Final Net Worth" means Final Assets less Final
Assumed Liabilities.

                  "GAAP" has the meaning set forth in
Section 2.5(b)(i).

                  "Governmental Entity" has the meaning set forth in
Section 3.1(d)(i).

                  "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.

                  "Indemnified Party" has the meaning set forth in
Section 6.3.

                  "Innovations Note" means the note dated June 15, 1993 in the original principal amount of $150,000 payable to Software Advantage, Inc. dba Innovations America.

                  "Intellectual Property" has the meaning set forth in Section 1.1(j).

"Intercompany Payables" has the meaning set forth in Section 1.3(c). "Intercompany Receivables" has the meaning set forth in Section 1.1(b). "Interim Balance Sheet" means the consolidated balance sheet of the Company and its subsidiaries at March 31, 1996 attached as Annex J to the Agreement. For purposes of Section 2.5(c) of the Agreement, the Interim Balance Sheet shall be adjusted to give effect to any reclassification of amounts (as opposed to changes in such amounts) made on the Final Closing Balance Sheet; provided that no such reclassification shall affect any ratio or dollar amount set forth in Sections 2.5(a), 2.5(c) or 5.2(f), which as originally stated shall remain the applicable measurement standards for the financial tests set forth in such Sections. "Leased Employee" has the meaning set forth in Section 4.7(a).
"Leases" means the leases of real property set forth on Schedule 3.1(g). "Leaseholds" means the real property subject to the Leases. "Merrill Lynch Revolving Credit Line" means the credit line associated with Merrill Lynch Working Capital Management Account No. 322-07578. "Net Current Assets" means Current Assets less Assumed Current Liabilities excluding deferred revenues. "Net Worth" means Assets less Assumed Liabilities. "Non-Assumed Liabilities" has the meaning set forth in Section 1.4. "Non-Competition Agreement" means any Non-Competition Agreement, to be dated the Closing Date, between the Purchaser and a stockholder of the Company, in the form of Exhibit E to the Agreement. "Order" has the meaning set forth in Section 5.2(b). "Ordinary Consideration Shares" has the meaning set forth in Section 2.1(a).

                  "Other Liabilities" has the meaning set forth in
Section 1.3(e).

                  "Per Share Price" means $9.25. The Per Share Price shall automatically (i) adjust for any stock dividend, stock split, reverse stock split or other subdivision or combination of the outstanding shares of common stock and (ii) increase on the first day of each month after the Closing Date by one-twelfth (1/12) of the annualized yield for United States government securities with a maturity of six months, as published in the Wall Street Journal on the business day immediately preceding the nearest prior July 15 or January 15, as applicable.

                  "Preliminary Assumed Current Liabilities" means the amount of Assumed Current Liabilities identified on the Preliminary Closing Balance Sheet.

                  "Preliminary Closing Balance Sheet" has the meaning set forth in Section 2.5(a).

                  "Preliminary Current Assets" means the amount of Current Assets identified on the Preliminary Closing Balance
Sheet.

                  "Properties" has the meaning set forth in
Section 3.1(o).

                  "Proprietary Rights" has the meaning set forth in
Section 3.1(i).


     "prospects" (i) when used with respect to any representation or warranty of the Company contained in Section 3.1 of the Agreement shall not include any event or condition affecting the computer hardware, software or information system industries generally and (ii) in all other contexts shall not be so limited. "Purchaser" has the meaning set forth in the first paragraph of the Agreement. "Purchaser Reports" shall mean each registration statement, schedule, report, proxy statement or information statement prepared by the Purchaser since December 31, 1995, including, without limitation, (i) the Purchaser's Annual Report on Form 10-K for the year ended December 31, 1995 and (ii) the Purchaser's Quarterly Report on Form 10-Q for the period ended March 31, 1996, each in the form (including exhibits and any amendments thereto) filed with the SEC.

"Put/Call Consideration Shares" has the meaning set forth in Section 2.1(b). "Put/Call and Registration Rights Agreement" means the Put/Call and Registration Rights Agreement, to be dated the Closing Date, between the Company and the Purchaser, in the form of Annex C to the Agreement. "Representatives" has the meaning set forth in Section 4.4. "Restricted Business" shall mean the design, engineering and servicing of software relating to hotel information systems. "Restricted Territory" shall mean (x) every county of every state of the United States other than the State of California and every foreign country in which the Company currently does substantial business, including Australia, Austria, China, Hong Kong, Singapore, Thailand and the United Kingdom, and (y) every county in the State of California (it being agreed that the Company does substantial business in each such county). "Sale" has the meaning set forth in
Section 1.1. "Sanford Note" means a promissory note payable to Robert S. Sanford in the aggregate principal amount of approximately $15,000. "SEC" has the meaning set forth in Section 3.2(d). "Securities Act" means the Securities Act of 1933, as amended. "Taxes" has the meaning set forth in Section 1.4(e). "WARN Act" means the Worker Adjustment and Retraining Notification Act.